UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2008
SOFTBRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32711	41-2021446

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 LaSalle Avenue, Suite 2100
Minneapolis, MN	55402

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (612) 851-1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Steven J. VanTassel, our senior vice president and general manager, Hospitality, and a corporate officer, has announced his intention to terminate his position with SoftBrands as of December 31, 2008. The reason cited for the decision was the need for the general manager of the Hospitality business to be based in Lake Forest, California, where the primary functions of the business unit are headquartered. Previously, the general manager of the business unit was based in Minneapolis, Minnesota. Mr. VanTassel will remain with SoftBrands through December 31, 2008 to ensure an orderly transition to the new general manager.
     In connection with this resignation, we have entered into a Separation Agreement with Mr. VanTassel dated August 6, 2008 and attached hereto as Exhibit 10.22. The Separation Agreement provides for, among other things, a mutual release of claims, payment of current base salary and earned bonuses through December 31, 2008, accelerated vesting of certain outstanding stock awards, and extension of exercise rights for vested stock awards.
(c) On August 6, 2008, we issued a press release, attached hereto as Exhibit 99.1, announcing that Jo-Ann (Jo) Masters has been appointed our senior vice president and general manager, Hospitality, and a corporate officer. She will assume the role from Steven J. VanTassel, the current leader of the hospitality business, effective October 1, 2008.
     Ms. Masters, age 39, is currently vice president and general manager, SoftBrands Hospitality Americas, a position she has held since October 2006. She joined SoftBrands in 2000 as general manager, Australia, and also held the position of general manager, Asia Pacific, before moving into our global services and support area in 2004. Prior to joining SoftBrands, Ms. Masters held positions at Eltrax Systems, Sulcus Australia and All Seasons Hotels and Resorts.
     The terms and conditions of employment are included in the Promotion Offer Letter and Severance Pay Agreement which are attached hereto as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

10.22	Separation Agreement, dated August 6, 2008, between Steven VanTassel and SoftBrands, Inc.

99.1	Press Release dated August 6, 2008.

99.2	Promotion Offer Letter and Severance Pay Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOFTBRANDS, INC.
Date: August 12, 2008	By:	/s/ GREGG A. WALDON
Gregg A. Waldon
Senior Vice President, Chief Financial Officer and Secretary

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